EXHIBIT 99


News Release                                   National Bank and Trust
December 10, 2001                              48 North South Street
                                               Wilmington, Ohio 45177


For Information:   Andrew J. McCreanor, SVP, (937) 283-3005

                National Bank and Trust Completes Purchase
                      of Sabina Bank Business Assets


     Wilmington, Ohio - The National Bank and Trust Company, subsidiary of NB&T Financial Group, Inc. (NBTF.OB) and The Sabina Bank, subsidiary of Premier Financial Bancorp, Inc. (PFBI), announced that the two companies have completed the sale of the business of Sabina Bank to National Bank and Trust.

     Under the terms of the sale, National Bank and Trust acquired substantially all of the assets and the deposits of The Sabina Bank including three banking offices. National Bank and Trust also adds approximately 10,000 customers in Clinton, Auglaize and Hardin counties in Ohio. At the time of the closing, National Bank and Trust had assets of $638 million and Sabina Bank had assets of $49 million. With the purchase, National Bank and Trust operates 22 offices in nine Ohio counties and an insurance subsidiary, NB&T Insurance Agency, Inc.

     Timothy L. Smith, President and CEO of The National Bank and Trust Company, stated, "We're glad to have the opportunity to serve new customers. The current trend in the banking industry shows that customers are using more financial services from their Bank such as investments, insurance and other financial services. We believe this opportunity with The Sabina Bank allows us to continue growing our business in this direction and to remain competitive in today's expanding financial services industry."


                                      END